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                                                                    Exhibit 12.1



                            RUBBERMAID INCORPORATED
                 STATEMENT SETTING FORTH COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)



                                                                                               Fiscal Year Ended
                                         Nine Months Ended            -------------------------------------------------------
                                         September 30, 1995            1994         1993         1992       1991        1990
                                        --------------------           ----         ----         ----       ----        ----
Earnings before income taxes                     $213,183               367,151    341,883     266,833     262,587    231,269

Fixed charges                                      11,957                11,245     13,467      13,504      13,608     13,108

Pretax effect of accounting changes                     -                     -          -     (14,058)          -          -
                                                 --------               -------     ------     -------     -------    -------

    Earnings before income taxes
    and fixed charges                            $225,140               378,396    355,350     266,279     276,195    244,377
                                                 ========               =======    =======     =======     =======    =======



Interest expense                                 $  9,102                 7,198      7,787       7,561       8,300      8,627

Interest portion of rental expense(1)               2,855                 4,047      5,680       5,943       5,308      4,481
                                                 --------               -------     ------     -------     -------    -------

    Fixed charges                                $ 11,957                11,245     13,467      13,504      13,608     13,108
                                                 ========               =======    =======     =======     =======    =======




Ratio of earnings to fixed charges                  18.83                 33.65      26.39       19.72       20.30      18.64
                                                 ========               =======    =======     =======     =======    =======



(1) Amounts represent one-third of operating lease expenses which approximates interest cost.